CERTIFICATE OF INCORPORATION
                                  OF
                      TODD SHIPYARDS CORPORATION

            Article 1.  Name.  The name of the corporation is
Todd Shipyards Corporation (the "Corporation").

            Article 2. Registered Office and Agent. The address of the Corporation's registered office in the state of Delaware is the Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

            Article 3. Purpose. The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware and to possess and exercise all of the powers and privileges granted by such law and other law of Delaware.

            Article 4. Authorized Capital. The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is 20,500,000 shares, divided into two classes consisting of 1,000,000 shares of Preferred Stock, of no par value ("Preferred Stock"), and 19,500,000 shares of Common Stock, of no par value ("Common Stock").

            The board of directors of the Corporation (the "Board of Directors") is expressly authorized, at any time and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series with such designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as shall be expressed in the resolution or resolutions providing for the issuance thereof adopted by the Board of Directors (a "Preferred Stock Designation") and as are not inconsistent with this Certificate of Incorporation or any amendment hereto, and as may be permitted by the General Corporation Law of Delaware. Except as otherwise expressly required by law and except for such voting powers as may be stated in the Preferred Stock Designation relating to any series of Preferred Stock, the holders of any such series shall have no voting power whatsoever.

           Article 5.  Incorporator.  The name and mailing
address of the Incorporator are as follows:

               Name                              Mailing Address
        Christopher V. Roehrer                   66 York Street
                                                 Jersey City
                                                 New Jersey 07302

           Article 6.  Term.  The Corporation is to have
perpetual existence.

           Article 7. Right to Amend. The Corporation reserves the right to amend the provisions in this certificate and in any certificate amendatory hereof in the manner now or hereafter prescribed by law, and all rights conferred on stockholders or others hereunder or thereunder are granted subject to such reservation.

           Article 8. Limited Liability. No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law as in effect on the date hereof, or (iv) for any transaction from which the director derived an improper personal benefit.
Any repeal or modification of this Article 8 shall be prospective only, and shall not affect, to the detriment of any director, any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

           Article 9. Indemnification. The Corporation shall indemnify any person who was or is a party or witness, or is threatened to be made a party or witness, to any threatened, pending or completed action, suit or proceeding (including, without limitation, an action, suit or proceeding by or in the right of the Corporation or any predecessor of the Corporation), whether civil, criminal, administrative or investigative (including a grand jury proceeding), by reason of the fact that he or she (a) is or was a director or officer of the Corporation or any predecessor of the Corporation or (b) as a director or officer of the corporation or any predecessor of the Corporation, is or was serving at the request of the Corporation or any predecessor of the Corporation as a director, officer, employee, agent, partner or trustee (or in any similar position) of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the fullest extent authorized or permitted by the Delaware General Corporation Law and any other applicable law, as the same exists or may hereafter be amended (but, in the case of such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, or in connection with any appeal thereof; provided, however, that, except as provided in the next paragraph of this Article with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such person in connection with an action, suit or proceeding (or part thereof) initiated by such person only if the initiation of such action, suit or proceeding (or part thereof) was authorized by the Board of Directors. Such right to indemnification shall include the right to payment by the Corporation of expenses incurred in connection with any such action, suit or proceeding in advance of its final disposition; provided, however, that the payment of such expenses incurred by a director or officer in advance of the final disposition of such action, suit or proceeding shall be made only upon the delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under this Article or otherwise.

           Any indemnification or advancement of expenses required under this Article shall be made promptly, and in any event within sixty days, upon the written request of the person entitled thereto. If a determination by the Corporation that the person is entitled to indemnification pursuant to this Article is required, and the Corporation fails to respond within sixty days to a written request for indemnity, the Corporation shall be deemed to have approved such request. If the Corporation denies a written request for indemnity or advancement of expenses, in whole or part, or if payment in full pursuant to such request is not made within sixty days, the right to indemnification and advancement of expenses as granted by this Article shall be enforceable by the person in any court of competent jurisdiction. Such person's costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action or proceeding shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advancement of expenses pursuant to this Article where the required undertaking has been received by the Corporation) that the claimant has not met the standard or conduct set forth in the general Corporation Law of Delaware, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including the Board of Directors, independent legal counsel or the stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Counsel Law, nor the fact that there has been an actual determination by the Corporation (including the Board of Directors, independent legal counsel or the stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

          The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall not be deemed exclusive of any other rights (whether supplementary or in addition to or inconsistent with those provided in this Article) to which those seeking indemnification or advancement of expenses or contribution may be entitled under any law, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such a person. Any repeal or modification of the provisions of this Article shall not affect any obligations of the Corporation or any rights regarding indemnification and advancement of expenses of a director, officer, employee or agent with respect to any threatened, pending or completed action, suit or proceeding for which indemnification or the advancement of expenses is requested, in which the alleged cause of action accrued at any time prior to such repeal or modification.

          The Corporation may purchase and maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation, or is or was serving at the request of the Corporation or any predecessor of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article, the Delaware General Corporation Law or otherwise.

          If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director and officer of the Corporation or any predecessor of the Corporation as to expenses (including attorneys' fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, a grand jury proceeding and an action, suit or proceeding by or in the right of the Corporation or any predecessor of the Corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated, by the Delaware General Corporation law or by any other applicable law.

          Article 10. Board of Directors. (a) The property and business of the Corporation shall be managed by a Board of not less than one nor more than fifteen Directors. At all annual elections, each of the Directors shall be elected by the stockholders for a term of one year; provided that nothing herein shall be construed to prevent the election of a Director to succeed himself. Within the limits herein specified, the number of Directors shall be fixed and may be changed, from time to time, by resolution of the Board of Directors. The Directors shall be elected at the annual meeting of the stockholders, except as hereinafter provided in this Certificate of Incorporation, and each Director elected shall hold office until his successor shall be elected and shall qualify. Directors need not be stockholders.

          (b) Except as otherwise provided in this Certificate of Incorporation, only persons who are nominated in accordance with the procedures set forth in this Article 10 shall be eligible for election as Directors of the Corporation. Nominations of persons for election to the Board of Directors of the Corporation may be made at a meeting of stockholders (a) by or at the direction of the Board of Directors of the Corporation or (b) by any stockholder of the Corporation entitled to vote for the election of Directors at such meeting who complies with the notice procedures set forth in this Article 10. Such nominations made by a stockholder shall be made pursuant to a written notice received by the Secretary of the Corporation (i) not less than 90 days prior to such meeting. Such stockholder's notice to the Secretary shall set forth (a) the name, age and address, as they appear on the Corporation's books, of the stockholder who intends to make the nomination, (b) the name, age, occupation, business and residence addresses, if known, and the principal occupation of each person whom the stockholder intends to nominate, (c) a representation that the stockholder is a holder of record of Todd Delaware's stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice (d) a description of all arrangements and understandings between the stockholder and each person the stockholder intends to nominate and each other person or persons, if any, (naming such person or persons and stating the beneficial ownership of securities of the Corporation of each such person) pursuant to which the nomination or nominations will be made by the stockholder, (e) such additional information with respect to each nominee proposed by the stockholder as would have been required to be included in a proxy statement pursuant to the then effective proxy rules of the Securities and Exchange Commission had each such proposed nominee been nominated by the Board of Directors of the Corporation, and
(f) the signed consent of each such proposed nominee to being nominated and to serving as a Director is elected. Except as otherwise provided herein, no person shall be eligible for election as a Director of the Corporation unless nominated in accordance with the procedures set forth in this Article 11.

          (c) If any vacancies occur in the Board of Directors caused by death, resignation, retirement, disqualification or removal from office of any Director or otherwise, or any new Directorship is created by any increase in the authorized number of Directors, a majority of the Directors then in office, though less than a quorum, may choose a successor or successors, or fill the newly created Directorship, and the Director so chosen shall hold office only until the expiration of the term of his predecessor or, as to any new Directorship, until the end of the term to which he is so chosen and until his successor shall be duly elected and qualified, unless sooner displaced.

          Article 11.  Special Meetings of the Stockholders.
Special meetings of the stockholders of the Corporation may be held only upon the call of the Chairman of the Board, the President or a majority of the members of the Board of Directors.

          IN WITNESS WHEREOF, the undersigned has executed the
Certificate of Incorporation this       day of November, 1990.

                                           Christopher V. Roehrer
                                           Sole Incorporator